Exhibit 99.1

News Release
Contact: Autumn M. Latimore Senior Vice President Public Relations Director 414-278-1860 PHONE 414-380-9082 CELL Autumn.Latimore@AssociatedBank.com

Associated Hires Erickson as General Counsel

GREEN BAY, Wis. – April 16, 2012 – Associated Banc-Corp (NASDAQ:ASBC) today announced the appointment of Randall J. Erickson to the role of Executive Vice President, General Counsel and Corporate Secretary for Associated Banc-Corp, Associated Bank, National Association, and Associated Trust Company, National Association.

Based in Milwaukee, Erickson will be responsible for the overall direction, leadership and results of the corporation’s legal and government relations functions and legal regulatory affairs. This includes serving as Associated’s Secretary and Secretary to the Board of Directors, accountability for goals and strategies related to legal risk management and government relations, and a concentrated focus on corporate board matters and governance.

“We feel very fortunate to have Randy join Associated,” said Associated President and CEO Philip B, Flynn. “His legal, corporate governance, and government and regulatory relations experience in the financial services industry, coupled with his deep involvement in civic organizations, makes him a great fit for our team.”

Erickson brings 28 years leadership experience to Associated. This includes serving as Senior Vice President, Chief Administrative Officer and General Counsel of Marshall & Ilsley Corporation (M&I) until the acquisition of M&I by the Bank of Montreal last year. Upon leaving M&I, Erickson became a member of Godfrey & Kahn’s Securities Practice Group. He was also a partner at Godfrey & Kahn from 1990-2002 working closely with M&I during that time. He began his legal career at McDermott, Will & Emery in Chicago.

Erickson received his bachelor’s degree cum laude from the University of Wisconsin – LaCrosse in 1981 and earned his J.D., cum laude, from the University of Wisconsin Law School in 1984. He is a member of the Wisconsin, Illinois and Minnesota bars.

Erickson serves on the Board of Directors of the University of Wisconsin – LaCrosse Foundation and the University of Wisconsin – Milwaukee School of Education’s Board of Visitors. He previously served on the Board of Directors of Renaissance Learning Inc., the Wisconsin Bankers Association, the Mequon – Thiensville Education Foundation and the Milwaukee Ballet.

ABOUT ASSOCIATED BANC-CORP

Associated Banc-Corp (NASDAQ: ASBC) has total assets of $22 billion and is one of the top 50 financial services holding companies operating in the United States. Headquartered in Green Bay, Wis., Associated has more than 250 banking locations serving more than 150 communities throughout Wisconsin, Illinois and Minnesota. The company offers a full range of banking services and other financial products and services. Associated Bank, N.A. is an Equal Housing Lender, Equal Opportunity Lender and Member FDIC. More information about Associated Banc-Corp is available at www.associatedbank.com.

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